Exhibit 4.3

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (this “Agreement”), is made and entered into as of July 24, 2012 by and among (i) Boston Scientific Corporation, a Delaware corporation (“Parent”), (ii) Medifocus, Inc., a Canadian corporation (“Buyer”), and (iii) each of the Sellers (as defined herein):

RECITALS

WHEREAS, Parent, Buyer and Sellers (as defined in the Asset Purchase Agreement) have entered into that certain Asset Purchase Agreement dated as of June 25, 2012 (the “Asset Purchase Agreement”) pursuant to which Buyer is purchasing all right, title and interest in and to the Purchased Assets (capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Asset Purchase Agreement); and

WHEREAS, this Agreement is being executed and delivered in connection with and as a condition to the Closing of the transactions contemplated by the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Assignment of Purchased Assets. Parent and each Seller hereby assigns to Buyer, in accordance with the terms and conditions set forth in the Asset Purchase Agreement, all of its right title and interest in and to the Purchased Assets.

2. No Assignment of Excluded Assets. It is hereby expressly agreed that Parent and/or Sellers shall retain, and Buyer shall not acquire, any other assets of Parent, Sellers or their Affiliates.

3. Effective Date of Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall take effect as of the Closing.

4. General. This Bill of Sale and Assignment shall be subject to the terms and conditions set forth in the Asset Purchase Agreement and nothing contained in this Bill of Sale and Assignment shall be construed to limit, terminate or expand the representations, warranties or covenants set forth in the Agreement.

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IN WITNESS WHEREOF, Buyer, Parent and each of Sellers has caused this Bill of Sale and Assignment to be executed and delivered by an officer thereunto duly authorized on the date first above written.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Thomas G. Robinson
Thomas G. Robinson
Vice President, Strategy and Business Development
Urology and Women’s Health

BOSTON SCIENTIFIC LIMITED

By:	/s/ Vance R. Brown
Vance R. Brown
Vice President and Secretary

BOSTON SCIENTIFIC SCIMED, INC.

By:	/s/ Vance R. Brown
Vance R. Brown
Vice President and Secretary

MEDIFOCUS, INC.

By:	/s/ Augustine Y. Cheung
Augustine Y. Cheung, Ph.D.
Chief Executive Officer

[Signature Page to Bill of Sale and Assignment]